EXHIBIT 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE MONTHS ENDED MARCH 31, 2014
NASDAQ Global Select Market Symbol - “SBSI”

Tyler, Texas, (May 1, 2014) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the three months ended March 31, 2014.

Southside reported net income of $8.2 million for the three months ended March 31, 2014, a decrease of $818,000, or 9.0%, when compared to $9.0 million for the same period in 2013.  Diluted earnings per common share were $0.44 and $0.48 for the three months ended March 31, 2014 and 2013, respectively, a decrease of $0.04, or 8.3%.

The return on average shareholders’ equity for the three months ended March 31, 2014, was 12.44%, compared to 14.19% for the same period in 2013.  The return on average assets was 0.96% for the three months ended March 31, 2014 compared to 1.14% for the same period in 2013.

“We are pleased to report our financial results for the quarter ended March 31, 2014,” stated Sam Dawson, President and Chief Executive Officer of Southside Bancshares, Inc. “During the first quarter of 2014, our net interest income increased 30.0% as our net interest margin improved 61 basis points to 3.93% when compared to the first quarter 2013. We are pleased with our cost containment efforts that resulted in a slight decrease in total noninterest expense. During the first quarter of 2014, our provision for loan losses increased due in part to unusually low provision expense during the first quarter of 2013 and an increase in the level of charge-offs in the consumer portfolio during first quarter 2014 that appear to have since normalized. We are pleased to report at March 31, 2014, our nonperforming asset totals reflected a decrease of $2.7 million from December 31, 2013, of which approximately 76% of the decrease occurred in the consumer portfolio. In addition, our ratio of nonperforming assets to total assets decreased to 0.32% at the end of the quarter.”

“We continued to experience solid loan growth and believe this rate of growth should increase as the year continues. The dynamic Texas markets we serve provide our banking professionals and Southside significant growth opportunities. We look forward to building on these financial results during the balance of 2014 and further enhancing our franchise.”

Loans and Deposits

For the three months ended March 31, 2014, total loans increased by $19.1 million, or 1.4%, when compared to December 31, 2013.  During the three months ended March 31, 2014, other real estate loans increased $10.3 million, construction loans increased $10.0 million, 1-4 family real estate loans increased $5.3 million, loans to individuals increased $2.0 million, municipal loans decreased $5.4 million, and commercial loans decreased $3.1 million.

Nonperforming assets decreased during the first three months of 2014 by $2.7 million, or 20.0%, to $10.9 million, or 0.32% of total assets, when compared to 0.39% at December 31, 2013.

During the three months ended March 31, 2014, deposits, net of brokered deposits, increased $38.0 million, or 1.5%, compared to December 31, 2013.  During this three-month period, public fund deposits increased $15.6 million.

Net Interest Income for the Three Months

Net interest income increased $6.4 million, or 30.0%, to $27.9 million for the three months ended March 31, 2014, when compared to $21.5 million for the same period in 2013. For the three months ended March 31, 2014, our net interest spread increased to 3.80% when compared to 3.14% for the same period in 2013.  The net interest margin increased to 3.93% for the three months ended March 31, 2014 compared to 3.32% for the same period in 2013.  The reason for the increase in the net interest spread and margin was the increase in the yield on the interest earning assets combined with the decrease in the yield on the interest bearing liabilities of 21 basis points compared to the same period in 2013.

Net Income for the Three Months

Net income decreased $818,000, or 9.0%, for the three months ended March 31, 2014, to $8.2 million when compared to the same period in 2013. The decrease was primarily the result of a decrease in noninterest income of $4.4 million and an increase in provision for loan losses of $3.6 million, which was partially offset by a $5.7 million increase in interest income, a $754,000 decrease in interest expense and a $688,000 decrease in provision for income tax expense.

Noninterest expense decreased $137,000, or 0.7%, for the three months ended March 31, 2014, compared to the same period in 2013.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.4 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 50 banking centers in Texas and operates a network of 49 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903)531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, growth and earnings and certain market risk disclosures, including the impact of interest rate and other economic uncertainty, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At March 31, 2014	At December 31, 2013	At March 31, 2013

	(dollars in thousands)
	(unaudited)
Selected Financial Condition Data (at end of period):

Total assets	$3,434,344	$3,445,663	$3,312,283
Loans	1,370,393	1,351,273	1,281,647
Allowance for loan losses	18,787	18,877	18,542
Mortgage-backed securities:
Available for sale, at estimated fair value	915,061	840,258	905,107
Held to maturity, at carrying value	265,627	275,569	234,245
Investment securities:
Available for sale, at estimated fair value	259,662	337,429	685,794
Held to maturity, at carrying value	390,889	391,552	1,009
Federal Home Loan Bank stock, at cost	27,331	34,065	25,415
Deposits	2,546,843	2,527,808	2,337,237
Long-term obligations	566,871	559,660	450,115
Shareholders' equity	271,393	259,518	255,898
Nonperforming assets	10,889	13,606	12,581
Nonaccrual loans	5,869	8,088	8,570
Accruing loans past due more than 90 days	—	3	2
Restructured loans	4,090	3,888	3,317
Other real estate owned	476	726	584
Repossessed assets	454	901	108

Asset Quality Ratios:
Nonaccruing loans to total loans	0.43%	0.60%	0.67%
Allowance for loan losses to nonaccruing loans	320.11	233.40	216.36
Allowance for loan losses to nonperforming assets	172.53	138.74	147.38
Allowance for loan losses to total loans	1.37	1.40	1.45
Nonperforming assets to total assets	0.32	0.39	0.38
Net charge-offs to average loans	1.26	0.82	0.81

Capital Ratios:
Shareholders’ equity to total assets	7.90	7.53	7.73
Average shareholders’ equity to average total assets	7.70	7.39	8.04

Loan Portfolio Composition

The following table sets forth loan totals by category for the periods presented:

	At March 31, 2014	At December 31, 2013	At March 31, 2013
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$135,237	$125,219	$119,326
1-4 Family Residential	395,809	390,499	376,421
Other	272,868	262,536	242,571
Commercial Loans	154,524	157,655	160,831
Municipal Loans	240,114	245,550	215,869
Loans to Individuals	171,841	169,814	166,629
Total Loans	$1,370,393	$1,351,273	$1,281,647

	At or For the Three Months Ended March 31,

	2014	2013
	(dollars in thousands)
	(unaudited)
Selected Operating Data:
Total interest income	$32,239	$26,561
Total interest expense	4,347	5,101
Net interest income	27,892	21,460
Provision for loan losses	4,133	492
Net interest income after provision for loan losses	23,759	20,968
Noninterest income
Deposit services	3,638	3,753
Net gain on sale of securities available for sale	11	4,345

Total other-than-temporary impairment losses	—	(52)
Portion of loss recognized in other comprehensive income (before taxes)	—	10
Net impairment losses recognized in earnings	—	(42)

Gain on sale of loans	80	319
Trust income	780	720
Bank owned life insurance income	314	254
Other	983	891
Total noninterest income	5,806	10,240
Noninterest expense
Salaries and employee benefits	13,102	13,209
Occupancy expense	1,754	1,871
Advertising, travel & entertainment	543	641
ATM and debit card expense	317	381
Professional fees	927	640
Software and data processing expense	501	543
Telephone and communications	278	451
FDIC insurance	448	421
Other	2,312	2,162
Total noninterest expense	20,182	20,319
Income before income tax expense	9,383	10,889
Provision for income tax expense	1,159	1,847
Net income	$8,224	$9,042

Common share data:
Weighted-average basic shares outstanding	18,818	18,752
Weighted-average diluted shares outstanding	18,902	18,773
Net income per common share
Basic	$0.44	$0.48
Diluted	0.44	0.48
Book value per common share	14.42	13.66
Cash dividend paid per common share	0.21	0.20

	At or For the Three Months Ended March 31,
	2014	2013
	(unaudited)
Selected Performance Ratios:
Return on average assets	0.96%	1.14%
Return on average shareholders’ equity	12.44	14.19
Average yield on interest earning assets	4.46	4.01
Average yield on interest bearing liabilities	0.66	0.87
Net interest spread	3.80	3.14
Net interest margin	3.93	3.32
Average interest earnings assets to average interest bearing liabilities	123.66	126.82
Noninterest expense to average total assets	2.35	2.56
Efficiency ratio	53.30	66.28

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

		AVERAGE BALANCES AND YIELDS
			(dollars in thousands)
			(unaudited)
			Three Months Ended
	March 31, 2014			March 31, 2013
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,364,571	$19,375	5.76%	$1,267,371	$18,628	5.96%
Loans Held For Sale	425	5	4.77%	2,266	16	2.86%
Securities:
Investment Securities (Taxable)(4)	26,436	123	1.89%	90,231	364	1.64%
Investment Securities (Tax-Exempt)(3)(4)	643,343	8,842	5.57%	513,349	6,672	5.27%
Mortgage-backed Securities (4)	1,148,259	7,682	2.71%	1,039,671	3,936	1.54%
Total Securities	1,818,038	16,647	3.71%	1,643,251	10,972	2.71%
FHLB stock and other investments, at cost	31,619	70	0.90%	26,912	65	0.98%
Interest Earning Deposits	69,392	43	0.25%	66,487	43	0.26%
Total Interest Earning Assets	3,284,045	36,140	4.46%	3,006,287	29,724	4.01%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,991			48,660
Bank Premises and Equipment	52,286			50,128
Other Assets	121,102			129,565
Less: Allowance for Loan Loss	(18,648)			(20,003)
Total Assets	$3,484,776			$3,214,637
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$111,687	35	0.13%	$104,420	36	0.14%
Time Deposits	637,546	1,163	0.74%	622,244	1,162	0.76%
Interest Bearing Demand Deposits	1,255,678	918	0.30%	1,061,190	872	0.33%
Total Interest Bearing Deposits	2,004,911	2,116	0.43%	1,787,854	2,070	0.47%
Short-term Interest Bearing Liabilities	89,440	71	0.32%	154,291	1,250	3.29%
Long-term Interest Bearing Liabilities – FHLB Dallas	501,066	1,808	1.46%	368,003	1,419	1.56%
Long-term Debt (5)	60,311	352	2.37%	60,311	362	2.43%
Total Interest Bearing Liabilities	2,655,728	4,347	0.66%	2,370,459	5,101	0.87%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	535,349			538,697
Other Liabilities	25,540			46,999
Total Liabilities	3,216,617			2,956,155
SHAREHOLDERS’ EQUITY	268,159			258,482
Total Liabilities and Shareholders’ Equity	$3,484,776			$3,214,637
NET INTEREST INCOME		$31,793			$24,623
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.93%			3.32%
NET INTEREST SPREAD			3.80%			3.14%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	Interest income includes taxable-equivalent adjustments of $1,017 and $979 for the three months ended March 31, 2014 and 2013, respectively.

(3)	Interest income includes taxable-equivalent adjustments of $2,884 and $2,184 for the three months ended March 31, 2014 and 2013, respectively.

(4)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

(5)
Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by FWBS to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of March 31, 2014 and 2013, loans on nonaccrual status totaled $5,869 and $8,570, respectively. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.